EXHIBIT 14(b)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement under the Securities Act of 1933 on Form N-14 (the “Registration Statement”) of our report dated December 15, 2003, relating to the financial statements and financial highlights which appear in the October 31, 2003, Annual Report to Shareholders of the State Street Research Legacy Fund (a series of State Street Research Securities Trust). We also consent to the reference to us under the heading “Independent Accountants” in the Statement of Additional Information dated March 1, 2004, incorporated by reference in the Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2004